                                     SOUTHERN CALIFORNIA EDISON COMPANY AND CONSOLIDATED UTILITY-RELATED SUBSIDIARIES
                                                            RATIOS OF EARNINGS TO FIXED CHARGES
                                                                  (Thousands of Dollars)

                                                                                                             9 Months      9 Months
                                                      Year Ended December 31,                                  Ended         Ended
------------------------------------------------------------------------------------------------------------ Sept. 30,    Sept. 30,
                                                  1999         2000        2001         2002         2003       2003         2004
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EARNINGS BEFORE INCOME TAXES
  AND FIXED CHARGES:

Income before interest expense (1)         $   992,354  $ (1,456,584) $ 3,192,815   $1,831,335  $1,339,147  $1,055,561  $  914,090
Add:
  Taxes on income (2)                          438,006    (1,021,452)   1,658,033      641,786     388,120     443,602     397,902
  Rentals (3)                                    1,901         2,905        2,128        1,240         638         471         536
  Allocable portion of interest
       on long-term Contracts for
       the purchase of power (4)                 1,735         1,699        1,659        1,616       1,568       1,181       1,142
  Amortization of previously capitalized
       fixed charges                             1,508         1,390        1,083        1,440       1,638       1,215       1,155
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Total earnings before income
  taxes and fixed charges (A)              $ 1,435,504  $ (2,472,042) $ 4,855,718   $2,477,417   1,731,111  $1,502,030   1,314,825
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FIXED CHARGES:
  Interest and amortization                $   482,933  $    571,760  $   784,858   $  584,442     451,792  $  343,646     302,620
  Rentals (3)                                    1,901         2,905        2,128        1,240         638         471         536
  Capitalized fixed charges -
       nuclear fuel (5)                          1,211         1,538          756          520          97           -         570
  Allocable portion of interest on
       long-term contracts for
       the purchase of power (4)                 1,735         1,699        1,659        1,616       1,568       1,181       1,142
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Total fixed charges (B)                    $   487,780  $    577,902  $   789,401   $  587,818     454,095  $  345,298     304,868
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RATIO OF EARNINGS TO
  FIXED CHARGES (A) / (B):                        2.94       (4.28)(6)       6.15         4.21        3.81        4.35        4.31
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(1)    Includes allowance for funds used during construction and accrual of unbilled revenue.
(2)    Includes allocation of federal income and state franchise taxes to other income.
(3)    Rentals include the interest factor relating to certain significant rentals plus one-third of all remaining annual rentals.
(4)    Allocable portion of interest included in annual minimum debt service requirement of supplier.
(5)    Includes fixed charges associated with Nuclear Fuel.
(6)    Ratio for 2000 is less than 1.00. In 2000, SCE needed an additional $3,049,944,000 in earnings before income taxes and fixed charges to achieve a 1.00 ratio.